EXHIBIT 99

                                NEWS RELEASE
                               --------------


                NEWELL CO. REPORTS RECORD SALES AND EARNINGS
                  SALES AND EARNINGS UP 25% IN THE QUARTER


        FREEPORT, IL, July 24, 1995 -- Newell announced today that sales and earnings reached record highs for the second quarter and six months ended June 30, 1995.

        For the 1995 second quarter, net sales were a record $621.3 million, up 26% from $493.5 million achieved in the second quarter of

   1994.  Net income in the quarter increased 25% to $54.9 million from

   $44.0 million and earnings per share were 35 cents, a 25% increase from 28 cents achieved in the second quarter of 1994.

        The increase in sales for the quarter is primarily attributable to contributions from Eberhard Faber, Newell Europe, and the Del Mar and LouverDrape operations of Levolor Home Fashions, all acquired in

   1994.  The increases in net income and earnings per share for the quarter are primarily attributable to contributions from the 1994 acquisitions (net of interest expense) and a reduction in other nonoperating expenses vs. 1994.

        For the first six months, sales were up 26% to $1,177.9 million from $937.0 million in 1994.  Net income was $91.0 million, up 21%

   from $75.5 million in 1994.  Earnings per share were 58 cents, up 21%

   from 48 cents in 1994.

        The increase in sales for the first half is also attributable to the acquisitions of Eberhard Faber, Newell Europe, and the Del Mar and

   LouverDrape operations.  The increases in net income and earnings per





   share for the first half are primarily attributable to contributions form the 1994 acquisitions (net of interest expense), improved profitability at businesses owned for more than two years (core businesses) and a reduction in other nonoperating expenses vs. 1994.

        William P. Sovey, Newell's Vice Chairman and CEO, stated, "We're very pleased that, thanks to contributions from acquisitions and a very good effort on the part of our core businesses, we were able to post strong results in a sluggish first half retail environment.  As the performance of our recent acquisitions improves and we generate increased internal growth, we are confident that we can meet our growth targets for the remainder of the year."

        Newell manufactures and markets high-volume staple consumer products which are sold through a variety of retail and wholesale distribution channels.  Product categories include housewares,

   hardware, home furnishings, and office products.




                                                            NEWELL CO.
                                          CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                               (in millions except per share data)

                                          Three Months Ended June 30,                  Six Months Ended June 30,
                                    --------------------------------------     ------------------------------------------

                                       1995          1994        % Change         1995            1994          % Change
                                      -------       -------      --------        -------         -------        --------
       Net Sales                      $621.3        $493.5         25.9%        $1,177.9         $937.0          25.7%

       Cost of products sold           431.8         333.6                         821.6           642.3
                                      -------       -------                     ---------       ---------

         GROSS INCOME                  189.5         159.9         18.5%           356.3           294.7         20.9%
           % of sales                   30.5%         32.4%                         30.2%           31.5%


       Selling, general &
        administrative expense          88.4          74.8                         181.8           151.8
                                      -------       -------                     ---------       ---------
         OPERATING INCOME              101.1          85.1         18.8%           174.5           142.9         22.1%

          % of sales                    16.3%         17.2%                         14.8%           15.3%


       Nonoperating expenses:

         Interest expense               12.4           6.3                          24.2            11.8
         Interest Income                 (0.6)         (0.3)                          (0.9)          (0.5)

         Goodwill                         4.3           3.5                            9.1            7.1
         Other                          (6.5)         (1.0)                         (9.6)           (4.6)
                                     --------      --------                     ---------       ---------

                                         9.6           8.5                          22.8            13.8
                                     --------      --------                     ---------       --------

       INCOME BEFORE TAXES              91.5          76.6         19.5%           151.7           129.1         17.5%
         % of sales                     14.7%         15.5%                         12.9%           13.8%

       Income taxes                     36.6          32.6                          60.7            53.6
           Effective rate               40.0%         42.6%                         40.0%           41.5%
                                      -------       -------                     ---------       ---------

       NET INCOME                      $54.9         $44.0         24.8%           $91.0           $75.5         20.5%

           % of sales                    8.8%          8.9%                          7.7%            8.1%
                                      -------       -------                     ---------       ---------
                                      -------       -------                     ---------       ---------
           EARNINGS PER SHARE           $0.35         $0.28        25.0%            $0.58           $0.48        20.8%
                                      =======       =======                     =========       =========

       Average shares outstanding      158.0         157.8         0.1%            158.0           157.7          0.2%
